                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-47191


                    PROSPECTUS SUPPLEMENT DATED JULY 20, 1999
                                       to
                         Prospectus Dated March 20, 1998

                                 543,038 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated March 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 543,038 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of LightSpeed International, Inc. ("LightSpeed"), by and through a merger of LightSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Footnote (8) of the Prospectus (the "Footnote") is hereby amended to include additional shareholders not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnote below may receive shares of Common Stock through partnership distributions The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the table below, including those listed in the Footnote, as Selling Shareholders:

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
                                                                                     Number of
                                                                                      Shares
                                            Number of Shares     Percent of        Registered for
                                            Beneficially         Outstanding           Sale
Name of Selling Shareholder                 Owned                  Shares            Hereby(1)
-------------------------------------------------------------------------------------------------
Sevin Rosen Fund V L.P.(8)                    535,616                *                535,616
Worldview Strategic Partners I, L.P.(13)        7,422                *                  7,422

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*    less than one percent




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     (1) This Registration Statement shall also cover any additional shares of
Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

     (8) Subsequent to the date of this Prospectus Supplement, the shares held by Sevin Rosen Fund V L.P.., may be distributed to Booth & Co. and St. Joseph's Academy, in addition to those already listed in this footnote. 13 Subsequent to the date of this Prospectus Supplement, the shares held by Worldview Strategic Partners I, L.P., may be distributed to Mark A. Stevens and Mary V. Stevens, TTEES of the 3rd Millennium Trust U/D/T dated March 17, 1999, in addition to those already listed in this footnote